Exhibit (n)(5)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

CĪON Investment Corporation

We have audited the consolidated balance sheets of CĪON Investment Corporation (the “Company”) as of December 31, 2012 and January 31, 2012 (Inception), including the consolidated schedule of investments as of December 31, 2012, and the related consolidated statements of operations, changes in net assets, and cash flows for the period from January 31, 2012 (Inception) through December 31, 2012, and have issued our report thereon dated March 26, 2013 except for Note 13, as to which the date is June 10, 2013 (included elsewhere in the Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-178646) and related Prospectus). Our audit also included the senior securities table as of December 31, 2012 listed elsewhere in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-178646) and related Prospectus. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the senior securities table referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/   Ernst & Young LLP

New York, New York

June 10, 2013